eFoodSafety.com, Inc.

Supplement to Form S-8 Registration Statement filed June 15, 2005 covering 3,000,000 shares of common stock under the 2005 Consultant Stock Plan

Timothy Matula, a director of the registrant, intends to resell a total of 750,000 shares of the registrant’s common stock issued under the Plan for consulting services. Supplements to Form S-8 dated July 18, 2005 and November 2, 2005 covered a total of 250,000 and then a total of 450,000 of such shares, respectively. Mr. Matula, a selling security holder, may reoffer the shares from time to time in the over-the-counter market at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Resales may be made by Mr. Matula directly to purchasers or to or through broker-dealers who may receive commissions or concessions from Mr. Matula or the purchaser and any such commission or concession may be deemed “underwriting compensation” under the Securities Act of 1933 (the “Act”). Any broker-dealer who acquires and resells shares for its own account and receives any commission or concession upon such resale or resells at a profit may be deemed an “underwriter” under the Act and any commission, concession or profit received may be deemed “underwriting compensation” under the Act.

Dated: February 8, 2006